FOR IMMEDIATE RELEASE

David L. Sokol, Chairman & CEO                                    (402) 330-8900
John G. Sylvia, Chief Financial Officer                           (402) 330-8900
California Energy Company
Mark H. Harnett - MacKenzie Partners, Inc.                        (212) 929-5877

           CALIFORNIA ENERGY INTENDS TO ACQUIRE MAGMA FOR ALL CASH
            AND FILES S-3 TO ISSUE UP TO 16,670,000 COMMON SHARES
                   THROUGH AN UNDERWRITTEN PUBLIC OFFERING

       OMAHA, NE, January 6, 1995 -- California Energy Company, Inc. ("CECI") (NYSE, PSE, LSE: CE) filed an S-3 Registration Statement with the Securities and Exchange Commission to issue up to 16,670,000 shares of its Common Stock in an underwritten public offering. CECI will apply the net proceeds of the Common Stock Offering together with borrowings under bank credit facilities and general corporate funds to complete its acquisition of Magma Power Company ("Magma") (NASDAQ: MGMA).

       CECI commenced a tender offer on December 9, 1994, for approximately 51% of Magma's shares at $39 net per share in cash and the tender offer expires at midnight on January 9, 1995. CECI currently intends to exercise its right to acquire the remaining approximately 49% of Magma through a second step all cash merger at approximately $38.50 per share in cash and will complete the Common Stock Offering only if an all cash merger is consummated. If CECI chooses not to consummate an all cash merger, it will acquire the remaining shares in a combination of cash and CECI common stock as provided for in the merger agreement.

       The Common Stock Offering will be marketed in the United
States and internationally through underwriters led by CS First
Boston.

       CECI is primarily engaged in the exploration for, and development and operation of, environmentally responsible independent power production facilities worldwide utilizing geothermal or other energy resources. Magma is engaged in operations similar to those of CECI. Following the completion of the merger, CECI will be the largest independent geothermal power producer in the world.

       A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

                                         # # #

FOR IMMEDIATE RELEASE

John G. Sylvia - Chief Financial Officer                          (412) 330-8900
Dale R. Schuster - Vice President                                 (412) 330-8900
California Energy Company
Mark H. Harnett - MacKenzie Partners, Inc.                        (212) 929-5500
James S. Protos - MacKenzie Partners, Inc.                        (212) 929-5500

               CALIFORNIA ENERGY PURCHASES 51% OF MAGMA COMMON STOCK
              IN TENDER OFFER AND ASSUMES OPERATING CONTROL OF MAGMA

      OMAHA, NEBRASKA, January 10, 1995 -- California Energy Company, Inc. ("CECI") (NYSE, PSE, LSE: CE) announced today that its tender offer for 12,400,000 shares, or approximately 51% of the common stock, par value $0.10 per share (the "Shares"), of Magma Power Company (NASDAQ:
MGMA) expired at 12:00 Midnight, New York City time, on January 9, 1995, and that its wholly owned subsidiary, CE Acquisition Company, Inc., has accepted for payment 12,400,000 Shares at $39 per Share, which, together with the Shares already owned by CECI, represent approximately 51% of Magma's common stock.

      In accordance with the terms of the merger agreement, the current board of directors of Magma (other than Ralph W. Boeker and Paul M. Pankratz) have been replaced by six nominees of California Energy:
David L. Sokol, Edgar D. Aronson, Richard K. Davidson, Ben Holt, Richard
R. Jaros, and Walter Scott, Jr. Messrs. Pankratz and Boeker have resigned as officers of Magma, and David L. Sokol, Chairman, President and Chief Executive Officer of CECI, has been named Chairman, President and Chief Executive Officer of Magma.

      Approximately 21,844,999 Shares (including 3,069,794 Shares tendered pursuant to guaranteed delivery procedures), or approximately 90.9% of the Shares outstanding, were tendered prior to expiration of the offer, indicating a preliminary proration factor of 56.8%. The final results of proration will be announced as promptly as practicable.

      As previously announced, on December 5, 1994, California Energy and Magma entered into an agreement and plan of merger, pursuant to which CE Acquisition Company, Inc. will be merged into Magma following consummation of the offer. Pursuant to the merger agreement, any Magma shares not tendered in the offer or already directly owned by California Energy will be converted, at the option of CECI, into the right to receive either $38.50 per share in cash or a combination of cash and CECI common stock valued at $39 per share. Following completion of the merger, CECI will own the entire equity interest in Magma.

      Following the merger, the combined company will have projected annual revenues in excess of $400 million, its facilities will produce in excess of 545 MW of power and it will have an additional 530 MW of power under construction. The combined company will constitute the largest independent geothermal power company in the world with operations in the U.S., Philippines and Indonesia.

      California Energy Company is a leading international developer, owner and operator of geothermal and other environmentally responsible power generation facilities. Its six existing facilities currently produce in excess of 325 MW with an additional 300 MW under construction.

      Magma Power Company is a leader in the geothermal industry. The company currently operates seven geothermal plants in Southern California on geothermal leaseholds and fee interests held by the company, and holds additional geothermal leasehold and fee interests in other parts of California and Nevada. Magma is also currently constructing a power plant in the Philippines with a total capacity of
231 MW.                                     # # #